Exhibit 10-b

AT&T INC.

CASH DEFERRAL PLAN

Adopted November 19, 2004

As amended through July 29, 2009

Article 1 − Statement of Purpose

The purpose of the Cash Deferral Plan (“Plan”) is to provide savings opportunities to a select group of management employees of AT&T Inc. (“AT&T”) and its Subsidiaries.

Article 2 − Definitions

For the purpose of this Plan, the following words and phrases shall have the meanings indicated, unless the context indicates otherwise:

Annual Bonus.  The award designated the “Annual Bonus” by AT&T (including but not limited to an award that may be paid in more frequent installments than annually), together with any individual discretionary award made in connection therewith, or comparable awards, if any, determined by AT&T to be used in lieu of these awards.

Base Compensation.  The following types of cash-based compensation paid by an Employer (but not including payments made by a non-Employer, such as state disability payments), before reduction due to any contribution pursuant to this Plan or reduction pursuant to any deferral plan of an Employer, including but not limited to a plan that includes a qualified cash or deferral arrangement under Section 401(k) of the Code:

(a)  base salary;

(b)  lump sum payments in lieu of a base salary increase; and

(c) Annual Bonus.

Payments by an Employer under a disability plan made in lieu of any compensation described above, shall be deemed to be a part of the respective form of compensation it replaces for purposes of this definition.  Base Compensation does not include zone allowances or any other geographical differential and shall not include payments made in lieu of unused vacation or other paid days off, and such payments shall not be contributed to this Plan.

Determinations by AT&T (the Committee with respect to Officer Level Employees) of the items that make up Base Compensation shall be final.  The Committee may, from time to time, add or subtract types of compensation to or from the definition of  “Base Compensation” provided, however, any such addition or subtraction shall  be effective only with respect to the next period in which a Participant may make an election to establish a Cash Deferral Account.  Base Compensation that was payable in a prior Plan Year but paid in a later Plan Year shall not be used to determine Employee Contributions in the later Plan Year.

Business Day.  Any day during regular business hours that AT&T is open for business.

Cash Deferral Account or Account.  The Account or Accounts established annually by an election by a Participant to make Employee Contributions to the Plan with each account relating to a Plan Year.  For each Plan Year after 2008, there shall be a separate Cash Deferral Account for Base Compensation (excluding Annual Bonus) and a separate Cash Deferral Account for the Short Term Incentive Award and/or Annual Bonus.  Earnings on each of Employee Contributions shall accrue to the respective Cash Deferral Accounts where they are earned.

Change in Control.  With respect to AT&T’s direct and indirect ownership of an Employer, a “Change in the effective control of a Corporation,” as defined in Treasury Regulation Section 1.409A−3(i)(5)(vi)(A)(1), regardless of whether the Employer is a corporation or non-corporate entity as  permitted by the regulation, and using “50 percent” in lieu of “30 percent” in such regulation.  A Change in Control will not apply to AT&T itself.

Chief Executive Officer.  The Chief Executive Officer of AT&T Inc.

Code.  References to the Code shall be to provisions of the Internal Revenue Code of 1986, as amended, including regulations promulgated thereunder and successor provisions.  Similarly, references to regulations shall include amendments and successor provisions.

Committee.  The Human Resources Committee of the Board of Directors of AT&T Inc.

Disability.  Absence of an Employee from work with an Employer under the relevant Employer’s disability plan.

Eligible Employee.  An Employee who:

(a) is a full or part time, salaried Employee of AT&T or an Employer in which AT&T has a direct or indirect 100% ownership interest and who is on active duty or Leave of Absence (but only while such Employee is deemed by the Employer to be an Employee of such Employer);

(b) is, as determined by AT&T, a member of Employer’s “select group of management or highly compensated employees” within the meaning of  the Employee Retirement Income Security Act of 1974, as amended, and regulations thereunder (“ERISA”), which is deemed to include each Officer Level  Employee; and

(c) has an employment status which has been approved by AT&T to be eligible to participate in this Plan or is an Officer Level Employee.

Notwithstanding the foregoing, AT&T (the Committee with respect to Officer Level Employees) may, from time to time, exclude any Employee or group of Employees from being deemed an “Eligible Employee” under this Plan.

In the event a court or other governmental authority determines that an individual was improperly excluded from the class of persons who would be permitted to make Employee Contributions during a particular time for any reason, that individual shall not be permitted to make such contributions for purposes of the Plan for the period of time prior to such determination.

Employee.  Any person employed by an Employer and paid on an Employer’s payroll system, excluding persons hired for a fixed maximum term and excluding persons who are neither citizens nor permanent residents of the United States, all as determined by AT&T.  For purposes of this Plan, a person on Leave of Absence who otherwise would be an Employee shall be deemed to be an Employee.

Employee Contributions.  Amounts credited to a Cash Deferral Account pursuant to Section 4.1 (Election to Make Contributions) of the Plan.

Employer.  AT&T Inc. or any of its Subsidiaries.

Incentive Award.  A cash award paid by an Employer (and not by a non-Employer, such as state disability payments) under the Short Term Incentive Plan or any successor plan, the 2006 Incentive Plan or any successor plan, or any other award that the Committee specifically permits to be contributed to a Cash Deferral Account under this Plan (regardless of the purpose of the award).

Leave of Absence.  Where a person is absent from employment with an Employer on a leave of absence, military leave, sick leave, or Disability, where the leave is given in order to prevent a break in the continuity of term of employment, and permission for such leave is granted (and not revoked) in conformity with the rules of the Employer that employs the individual, as adopted from time to time, and the Employee is reasonably expected to return to service.  Except as set forth below, the leave shall not exceed six (6) months for purposes of this Plan, and the Employee shall Terminate Employment upon termination of such leave if the Employee does not return to work prior to or upon expiration  of such six (6) month period, unless the individual retains a right to reemployment under law or by contract.  A twenty-nine (29) month limitation shall apply in lieu of such six (6) month limitation if the leave is due to the Employee being “disabled” (within the meaning of Treasury Regulation §1.409A−3(i)(4)).  A Leave of Absence shall not commence or shall be deemed to cease under the Plan where the Employee has incurred a Termination of Employment.

Officer Level Employee.  Any executive officer of AT&T, as that term is used under the Securities Exchange Act of 1934, as amended, and any Employee that is an “officer level” Employee for compensation purposes as shown on the records of AT&T.

Participant.  An Employee or former Employee who participates in this Plan.

Plan Interest Rate.  An annual rate of interest equal to Moody’s Long-Term Corporate Bond Yield Average for the September preceding the calendar year during which the interest rate will apply.  The Committee may choose another method of calculating the Plan Interest Rate, but such other method may only apply to Cash Deferral Units that Participants have not yet elected to establish.

Plan Year.  Each of the following shall be a Plan year:  the period from January 1, 2005 through January 15, 2006; the period January 16, 2006 through December 31, 2006; and, for all later Plan Years, it is defined as the period from January 1 through December 31.

Retirement or Retire.  Termination of Employment on or after the date the Participant has attained one of the following combinations of age and Net Credited Service:

Net Credited Service                                    Age

10 years or more                                           65 or older

20 years or more                                           55 or older

25 years or more                                           50 or older

30 years or more                                           Any age

For purposes of this Plan only, Net Credited Service shall be calculated in the same manner as “Pension Eligibility Service” under the AT&T Pension Benefit Plan – Nonbargained Program (“Pension Plan”), as the same existed on October1, 2008, except that service with an Employer shall be counted as though the Employer were a “Participating Company” under the Pension Plan and the Employee was a participant in the Pension Plan.

Short Term Incentive Award.  A cash award paid by an Employer (and not by a non-Employer, such as state disability payments) under the Short Term Incentive Plan or any successor plan, together with any individual discretionary award made in connection therewith; an award under a similar plan intended by the Committee to be in lieu of an award under such Short Term Incentive Plan, including, but not limited to, Performance Units granted under the 2006 Incentive Plan or any successor plan.  It shall also include any other award that the Committee designates as a Short Term Incentive Award specifically for purposes of this Plan (regardless of the purpose of the award) provided the deferral election is made in accordance with Section 409A.

Specified Employee.  Any Participant who is a “Key Employee” (as defined in Code Section 416(i) without regard to paragraph (5) thereof), as determined by AT&T in accordance with its uniform policy with respect to all arrangements subject to Code Section 409A, based upon the 12-month period ending on each December 31st (such 12-month period is referred to below as the “identification period”).  All Participants who are determined to be Key Employees under Code Section 416(i) (without regard to paragraph (5) thereof) during the identification period shall be treated as Key Employees for purposes of the Plan during the 12-month period that begins on the first day of the 4th month following the close of such identification period.

Subsidiary.  Any corporation, partnership, venture or other entity or business with which AT&T would be considered a single employer under Sections 414(a) and (c) of the Code, using 50% as the ownership threshold as provided under Section 409A of the Code.

Termination of Employment.  References herein to “Termination of Employment,” “Terminate Employment” or a similar reference, shall mean the event where the Employee has a “separation from service,” as defined under Section 409A, with all Employers.  For purposes of this Plan, a Termination of Employment with respect to an Employer also shall be deemed to occur when such Employer incurs a Change in Control.

Article 3 − Administration of the Plan

3.1           The Committee.

Except as delegated by this Plan or by the Committee, the Committee shall be the administrator of the Plan and will administer the Plan, interpret, construe and apply its provisions and all questions of administration, interpretation and application of the Plan, including, without limitation, questions and determinations of eligibility entitlement to benefits and payment of benefits, all in its sole and absolute discretion.  The Committee may further establish, adopt or revise such rules and regulations and such additional terms and conditions regarding participation in the Plan as it may deem necessary or advisable for the administration of the Plan.  References in this Plan to determinations or other actions by AT&T, herein, shall mean actions authorized by the Committee, the Chief Executive Officer, the Senior Executive Vice President of AT&T in charge of Human Resources, or their respective successors or duly authorized delegates, in each case in the discretion of such person.  All decisions by the Committee, its delegate or AT&T, as applicable, shall be final and binding.

3.2           Claims and Appeals.

(a)           Claims.  A person who believes that he or she is being denied a benefit to which he or she is entitled under this Plan (hereinafter referred to as a “Claimant”) may file a written request for such benefit with the Executive Compensation Administration Department, setting forth his or her claim. The request must be addressed to the AT&T Executive Compensation Administration Department at its then principal place of business.

(b)           Claim Decision.  Upon receipt of a claim, the AT&T Executive Compensation Administration Department shall review the claim and provide the Claimant with a written notice of its decision within a reasonable period of time, not to exceed ninety (90) days, after the claim is received. If the AT&T Executive Compensation Administration Department determines that special circumstances require an extension of time beyond the initial ninety (90)-day claim review period, the AT&T Executive Compensation Administration Department shall notify the Claimant in writing within the initial ninety (90)-day period and explain the special circumstances that require the extension and state the date by which the AT&T Executive Compensation Administration Department expects to render its decision on the claim. If this notice is provided, the AT&T Executive Compensation Administration Department may take up to an additional ninety (90) days (for a total of one hundred eighty (180) days after receipt of the claim) to render its decision on the claim.

If the claim is denied by the AT&T Executive Compensation Administration Department, in whole or in part, the AT&T Executive Compensation Administration Department shall provide a written decision using language calculated to be understood by the Claimant and setting forth:  (i) the specific reason or reasons for such denial; (ii) specific references to pertinent provisions of this Plan on which such denial is based; (iii) a description of any additional material or information necessary for the Claimant to perfect his or her claim and an explanation of why such material or such information is necessary; (iv) a description of the Plan’s procedures for review of denied claims and the steps to be taken if the Claimant wishes to submit the claim for review; (v) the time limits for requesting a review of a denied claim under this section and for conducting the review under this section; and (vi) a statement of the Claimant’s right to bring a civil action under Section 502(a) of ERISA if the claim is denied following review under this section.

(c)           Request for Review. Within sixty (60) days after the receipt by the Claimant of the written decision on the claim provided for in this section, the Claimant may request in writing that the Committee review the determination of the AT&T Executive Compensation Administration Department.  Such request must be addressed to the Committee at the address for giving notice under this Plan.  To assist the Claimant in deciding whether to request a review of a denied claim or in preparing a request for review of a denied claim, a Claimant shall be provided, upon written request to the Committee and free of charge, reasonable access to, and copies of, all documents, records and other information relevant to the claim.  The Claimant or his or her duly authorized representative may, but need not, submit a statement of the issues and comments in writing, as well as other documents, records or other information relating to the claim for consideration by the Committee.  If the Claimant does not request a review of the AT&T Executive Compensation Administration Department’s decision by the Committee within such sixty (60)-day period, the Claimant shall be barred and estopped from challenging the determination of the AT&T Executive Compensation Administration Department.

(d)           Review of Decision. Within sixty (60) days after the Committee’s receipt of a request for review, the Administrator will review the decision of the AT&T Executive Compensation Administration Department.  If the Committee determines that special circumstances require an extension of time beyond the initial sixty (60)-day review period, the Committee shall notify the Claimant in writing within the initial sixty (60)-day period and explain the special circumstances that require the extension and state the date by which the Committee expects to render its decision on the review of the claim.  If this notice is provided, the Committee may take up to an additional sixty (60) days (for a total of one hundred twenty (120) days after receipt of the request for review) to render its decision on the review of the claim.

During its review of the claim, the Committee shall:

(1)           Take into account all comments, documents, records, and other information submitted by the Claimant relating to the claim, without regard to whether such information was submitted or considered in the initial review of the claim conducted pursuant to this section;

(2)           Follow reasonable procedures to verify that its benefit determination is made in accordance with the applicable Plan documents; and

(3)           Follow reasonable procedures to ensure that the applicable Plan provisions are applied to the Participant to whom the claim relates in a manner consistent with how such provisions have been applied to other similarly-situated Participants.

After considering all materials presented by the Claimant, the Committee will render a decision, written in a manner designed to be understood by the Claimant.  If the Committee denies the claim on review, the written decision will include (i) the specific reasons for the decision; (ii) specific references to the pertinent provisions of this Plan on which the decision is based; (iii) a statement that the Claimant is entitled to receive, upon request to the Committee and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to the claim; and (iv) a statement of the Claimant’s right to bring a civil action under Section 502(a) of ERISA.

The Committee shall serve as the final review committee under the Plan and shall have sole and complete discretionary authority to administer, interpret, construe and apply the Plan provisions, and determine all questions of administration, interpretation, construction, and application of the Plan, including questions and determinations of eligibility, entitlement to benefits and the type, form and amount of any payment of benefits, all in its sole and absolute discretion.  The Committee shall further have the authority to determine all relevant facts and related issues, and all documents, records and other information relevant to a claim conclusively for all parties, and in accordance with the terms of the documents or instruments governing the Plan. Decisions by the Committee shall be conclusive and binding on all parties and not subject to further review.

In any case, a Participant or Beneficiary may have further rights under ERISA.  The Plan provisions require that Participants or Beneficiary pursue all claim and appeal rights described in this section before they seek any other legal recourse regarding claims for benefits.

Article 4 − Contributions

4.1           Election to Make Contributions.

(a)  The Committee shall establish dates and other conditions for participation in the Plan and making contributions as it deems appropriate.  Except as otherwise provided by the Committee, each year an Employee who is an Eligible Employee as of September 30 may thereafter make an election on or prior to the last Business Day of the immediately following November (such election shall be cancelled if the Employee is not an Eligible Employee on the last day such an election may be made) to contribute on a pre-tax basis, through payroll deductions, any combination of the following:

(1)  From 1% to 50% (in whole percentage increments) of the Participant’s monthly Base Compensation, other than Annual Bonus, during the calendar year (the Plan Year for such contributions) following the calendar year of such election.  Employees who are below the level of Senior Manager, as shown on the records of AT&T at the time of the election, may contribute no more than 25% or such other amount as determined by AT&T.

(2)  Up to 95% (in whole percentage increments) of a Short Term Incentive Award, or up to 50% (in whole percentage increments) of Annual Bonus (25% for Employees who are below the level of Senior Manager), in each case such contributions shall be made during the second calendar year (which is the Plan Year for such contributions) following the year of such election, except that in 2008 a separate election may be made with respect to contributions to be made in 2009.  An Employee may make such an election with respect to the type of Award (Short Term Incentive Award or Annual Bonus) that the Employee is under as of the time the Employee’s eligibility to make such election is determined.  If because of a promotion or otherwise, the Employee receives a different type of Award instead of or in partial or full replacement for the type of Award subject to the Employee’s election for the relevant Plan Year, the election will apply to the other Award as well, including but not limited to any individual discretionary award related thereto.

(b)  The Committee may permit an Eligible Employee to make an election to make other contributions under this Plan with compensation other than Base Compensation or Short Term Incentive Awards on such terms and conditions as such Committee may permit from time to time provided that any such election is made in accordance with Section 409A of the Code.)

(c)  Notwithstanding anything to the contrary in this Plan, no election shall be effective to the extent it would permit an Employee Contribution or distribution to be made that is not in compliance with Section 409A of the Code.  To the extent such election related to Employee Contributions that complied with such statute and regulations, thereunder, that portion of the election shall remain valid, except as otherwise provided under this Plan.

(d)  To the extent permitted by Section 409A of the Code, AT&T may refuse or terminate, in whole or in part, any election to make contributions to the Plan at any time; provided, however, only the Committee may take such action with respect to persons who are Officer Level Employees.

(e)  In the event the Participant takes a hardship withdrawal pursuant to Treasury Regulation §1.401(k)−1 from a benefit plan qualified under the Code and sponsored by an Employer, any election to make Employee Contributions by such Participant shall be cancelled on a prospective basis, and the Participant shall not be permitted to make a new election with respect to Employee Contributions that would be contributed during the then current and immediately following calendar year.

(f)  To the extent a Participant makes contributions to the Plan where the payment of which would be deductible by AT&T under Section 162(m) of the Code without regard to the size of the distribution, such contributions and earnings thereon shall be distributed first.

(g)  With respect to a Plan Year, an Employee may elect to (1) make Employee Contributions of Base Compensation other than Annual Bonus to this Plan but only if the Employee elects to contribute at least 15% of Base Compensation other than Annual Bonus for the same Plan Year to the Stock Purchase and Deferral Plan and/or (2) make Employee Contributions of Annual Bonus to this Plan but only if the Employee elects to contribute at least 15% of Annual Bonus for the same Plan Year to the Stock Purchase and Deferral Plan.

4.2           Contributions to a Cash Deferral Account.

(a)  Employee Contributions shall be made pursuant to a proper election, only during the Participant’s lifetime; provided, however, with respect to Employee Contribution elections made prior to 2007, the Employee must remain an Eligible Employee while making any such contributions.  In the event of a Change in Control of an Employer, subsequent compensation from the Employer may not be contributed to the Plan.  The Employer may continue the then current elections of the participants under a subsequent plan in order to comply with applicable tax laws.

(b)  A Participant’s contributions shall be credited to the Participant’s Cash Deferral Account on the day the compensation – from which the contribution is to be deducted – is to be paid (“paid,” as used in this Plan, includes amounts contributed to the Plan that would have been paid were it not for an election under this Plan), as determined by the relevant Employer.  Earnings on each Cash Deferral Account shall be recorded on Participant’s statements quarterly.  The Committee may modify or change this paragraph (b) from time to time.

4.3           Earnings on Cash Deferral Accounts.

During a calendar year, the Participant’s Cash Deferral Account shall accrue interest on amounts held by such Account at the Plan Interest Rate for such year, compounded quarterly on the last day of each quarter.  Interest will accrue on unpaid amounts in the Cash Deferral Account from the date credited to such Account.

Article 5 − Distributions

5.1           Distributions of Cash Deferral Accounts.

(a)  Initial Election with Respect to a Cash Deferred Account.  At the time the Participant makes an election to make Employee Contributions with respect to a Cash Deferral Account, the Participant shall also elect the calendar year of the distribution of the Cash Deferral Account and the number of installments.  The Participant may elect either of the following:

(1)  Specified Date Distribution.  That the distribution of the Cash Deferral Account commence in the calendar year specified by the Participant, but no later than the 5th calendar year after the Plan Year the Cash Deferral Account commenced, in up to Ten (10) installments.  However, for purposes of Initial Elections with respect to Plan Years prior to 2009 only, in the event the Participant Terminates Employment prior to the calendar year of the distribution, the Cash Deferral Account must commence distribution the calendar year following the calendar year of the Termination of Employment, with the same number of installments, unless the Employee has made an irrevocable election under (b), below.  For example, if the Participant elected a 2010 distribution with five (5) installments, but Terminated Employment in 2007, the Cash Deferral Account would commence distribution in 2008.

(2)  Retirement Distribution.  That the distribution of the Cash Deferral Account commence the calendar year following the calendar year of Retirement in up to (10) installments.  If the Participant Terminates Employment while not Retirement eligible, the distribution shall commence the calendar year following the calendar year of Termination of Employment, but shall be limited to five (5) installments.  This distribution alternative will not be available for Initial Elections made after 2007.

If no timely distribution election is made by the Participant, then the Participant will be deemed to have made an election to have the Cash Deferral Account distributed in a single installment in the first calendar year after the calendar year Employee Contributions were first made.

(b)  If an Employee elected a Specified Date Distribution for a Cash Deferral Account, the Employee may elect a new Specified Date Distribution commencement date but not a new number of installments; provided, however, Termination of Employment will not accelerate the distribution, unlike the initial deferral election.  Unless otherwise provided by the Committee, the election of a new commencement date must be made on or after October 1, and on or before the last Business Day of the next following December, of the calendar year that is the second calendar year preceding the calendar year of the relevant commencement date.  To make this election, the Participant must be an Eligible Employee both on the September 30 immediately preceding such election and on the last day such an election may be made.  For example, an election to defer a scheduled distribution that would otherwise commence in 2010 must be made during the period from October 1, 2008, through the last business day of December 2008, and the Participant must be an Eligible Employee both on September 30, 2008, and the last business day of December 2008.  The new distribution election must delay commencement of the distribution by five (5) years.  An election to create a new Specified Date Distribution and defer the commencement of the distribution of a Cash Deferral Account may not be made in the same calendar year the election to establish the Cash Deferral Account is made.  Notwithstanding anything to the contrary in this Plan, (1) such election to create a new Specified Date Distribution must be made at least 12 months prior to the date of the first scheduled payment under the prior distribution election and (2) the election shall not take effect until at least 12 months after the date on which the election is made.

(c)  A Participant’s Cash Deferral Account shall be distributed to the Participant on March 10 (or as soon thereafter as administratively practicable, as determined by AT&T) of the calendar year elected by the Participant for the Account.  In the event the distribution is to be made to a “Specified Employee” as a result of the Participant’s Termination of Employment (other than as a result of a Change in Control), the distribution shall not occur until the later of such March 10 or six (6) months after the Termination of Employment, except it shall be distributed upon the Participant’s earlier death in accordance with this Plan.  The distributions shall continue annually on each successive March 10 (or such other date as determined by AT&T) until the number of installments elected by the Participant is reached.  In each installment, AT&T shall distribute to the Participant that portion of the Participant’s Cash Deferral Account that is equal to the total dollar amount of the Participant’s Account divided by the number of remaining installments.

(d)  The Committee may establish other distribution alternatives from time to time, but such alternatives may be offered no earlier than the next period in which a Participant may make an election to establish a Cash Deferral Account.

5.2           Death of the Participant.

In the event of the death of a Participant, notwithstanding anything to the contrary in this Plan, all undistributed Cash Deferral Accounts shall be distributed to the Participant’s beneficiary in accordance with the AT&T Rules for Employee Beneficiary Designations, as the same may be amended from time to time, within the later of 90 days following such determination or the end of the calendar year in which determination was made.

5.3           Unforeseeable Emergency Distribution.

If a Participant experiences an “Unforeseeable Emergency,” the Participant may submit a written petition to AT&T (the Committee in the case of Officer Level Employees), to receive a partial or full distribution of his Cash Deferral Account(s).  In the event that AT&T (the Committee in the case of Officer Level Employees), upon review of the written petition of the Participant, determines in its sole discretion that the Participant has suffered an “Unforeseeable Emergency,” AT&T shall make a distribution to the Participant from the Participant’s Cash Deferral Accounts, on a pro-rata basis, within the later of 90 days following such determination or the end of the calendar year in which determination was made, subject to the following:

(a)           “Unforeseeable Emergency” shall mean a severe financial hardship to the Participant resulting from an illness or accident of the Participant, the Participant’s legal spouse, the Participant’s beneficiary, or the Participant’s dependent (as defined in Code Section 152, without regard to Code Section 152(b)(1), (b)(2), and (d)(1)(B)); loss of the Participant’s property due to casualty; or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant, all as determined in the sole discretion of the Committee.  Whether a Participant is faced with an Unforeseeable Emergency permitting a distribution is to be determined based on the relevant facts and circumstances of each case, but, in any case, a distribution on account of Unforeseeable Emergency shall not be made to the extent that such emergency is or may be relieved through reimbursement or compensation from insurance or otherwise, by liquidation of the Participant’s assets, to the extent the liquidation of such assets would not cause severe financial hardship, or by cessation of deferrals under the Plan.

(b)           The amount of a distribution to be made because of an Unforeseeable Emergency shall not exceed the amount reasonably necessary, as determined by AT&T (the Committee in the case of Officer Level Employees) in its sole discretion, to satisfy the emergency need (which may include amounts necessary to pay any Federal, state, local, or foreign income taxes or penalties reasonably anticipated to result from the distribution).  Determinations of the amount reasonably necessary to satisfy the emergency need shall take into account any additional compensation that is available if the plan provides for cancellation of a deferral election upon a payment due to an Unforeseeable Emergency.  The determination of amounts reasonably necessary to satisfy the Unforeseeable Emergency need is not required to, but may, take into account any additional compensation that, due to the Unforeseeable Emergency, is available under another nonqualified deferred compensation plan but has not actually been paid, or that is available due to the Unforeseeable Emergency under another plan that would provide for deferred compensation except due to the application of the effective date provisions under Treasury Regulation § 1.409A−6.

(c)           Upon such distribution on account of an Unforeseeable Emergency under this Plan, any election to make Employee Contributions by such Participant shall be immediately cancelled, and the Participant shall not be permitted to make a new election with respect to Employee Contributions that would be contributed during the then current and immediately following calendar year.

5.4           Ineligible Participant.

Notwithstanding any other provisions of this Plan to the contrary, if AT&T receives an opinion from counsel selected by AT&T, or a final determination is made by a Federal, state or local government or agency, acting within its scope of authority, to the effect that an individual’s continued participation in the Plan would violate applicable law, then such person shall not make further contributions to the Plan to the extent permitted by Section 409A of the Code.

Article 6 − Transition Provisions

6.1           2005 Cash Deferral Accounts.

Notwithstanding Article 4 to the contrary, if an Employee is an Eligible Employee on September 30, 2004, the Employee may make an election under Article 4 on or prior to December 15, 2004, with respect to the establishment of a Cash Deferral Account for the contribution of Base Compensation and/or Incentive Awards that would otherwise be paid during the period from January 1, 2005, through January 15, 2006, which shall be the Plan Year for such Cash Deferral Account.

6.2           2007 Amendments.

Amendments made to the Plan on November 15, 2007, shall be effective January 1, 2008, except for amendments to this Article 7, which shall be effective upon adoption.  Any Participants electing prior to November 15, 2007, to make Employee Contributions in 2008 shall have their elections canceled if they do not consent by December 14, 2007, to all prior amendments to this Plan and to the Stock Purchase and Deferral Plan.  Subject to the foregoing consent requirements, all Employee Contribution elections made prior to 2008, including but not limited to elections to contribute cash with respect to Performance Shares granted that would be distributed under the 2001 Incentive Plan or a successor plan, shall remain in force, subject to all other terms of the amended Plan.

6.3           2008 Amendments.  For the 2008 Plan Year, only Salary and Short Term Incentive Awards paid after Termination of Employment may be contributed to the Plan.

Article 7 − Discontinuation, Termination, Amendment.

7.1           AT&T’s Right to Discontinue Offering Cash Deferral Accounts.

The Committee may at any time discontinue offerings of Cash Deferral Accounts or contributions under the Plan.  Any such discontinuance shall have no effect upon existing Cash Deferral Accounts or the terms or provisions of this Plan as applicable to such Accounts.

7.2           AT&T’s Right to Terminate Plan.

The Committee may terminate the Plan at any time.  Upon termination of the Plan, contributions shall no longer be made under the Plan.

After termination of the Plan, Participants shall continue to earn interest on undistributed amounts and shall continue to receive all distributions under this Plan at such time as provided in and pursuant to the terms and conditions of Participant’s elections and this Plan.  Notwithstanding the foregoing, the termination of the Plan shall be made solely in accordance with Section 409A of the Code and in no event shall cause the accelerated distribution of any Account unless such termination is effected in accordance with Section 409A of the Code.

7.3           Amendment.

The Committee may at any time amend the Plan in whole or in part; provided, however, that no amendment, including but not limited to an amendment to this section, shall be effective, without the consent of a Participant, to alter, to the material detriment of such Participant, any of the Cash Deferral Accounts of the Participant, other than as provided elsewhere in this section.  For purposes of this section, an alteration to the material detriment of a Participant shall include, but not be limited to, a material reduction in the period of time over which the Participant’s Cash Deferral Account may be distributed to a Participant, any reduction in the amounts credited to the Participant’s Cash Deferral Accounts, or any reduction in the Plan Interest Rate (other than as it may fluctuate in accordance with its terms) for Cash Deferral Accounts previously elected by the Participant.  Any such consent may be in a writing, telecopy, or e-mail or in another electronic format.  An election to make Employee Contributions shall be conclusively deemed to be the consent of the Participant to any and all amendments to the Plan prior to such election, and such consent shall be a condition to making any election with respect to Employee Contributions.

The Plan is established in order to provide deferred compensation to a select group of management and highly compensated employees with in the meaning of Sections 201(2) and 301(a)(3) of ERISA.  To the extent legally required, the Code and ERISA shall govern the Plan, and if any provision hereof is in violation of an applicable requirement thereof, the Company reserves the right to retroactively amend the Plan to comply therewith to the extent permitted under the Code and ERISA.  The Company also reserves the right to make such other changes as may facilitate implementation of Section 409A of the Code.  Provided, however, that in no event shall any such amendments be made in violation of the requirements of Section 409A of the Code.

Article 8 − Miscellaneous

8.1           Tax Withholding.

Upon a distribution from a Participant’s Cash Deferral Account, AT&T shall withhold sufficient amounts to satisfy the minimum amount of Federal, state, and local taxes required by law to be withheld as a result of such distribution.

8.2           Loyalty Conditions.

(a) By making an Employee Contribution election under Section 4.1 of this Plan after September 1, 2009, a Participant acknowledges that AT&T would be unwilling to provide for such an election but for the loyalty conditions and covenants set forth in this section, and that the conditions and covenants herein are a material inducement to AT&T’s willingness to sponsor the Plan and to offer Plan benefits for the Participants.  Accordingly, as a condition to making an Employee Contribution election under Section 4.1 of this Plan after September 1, 2009,  each such electing Participant is deemed to agree that he shall not, without obtaining the written consent of the Committee in advance, participate in activities that constitute engaging in competition with AT&T or engaging in conduct disloyal to AT&T, as those terms are defined in this section.

(b) Definitions.  For purposes of this section and of the Plan generally:

(i) an “Employer Business” shall mean AT&T Inc. and any of its Subsidiaries, or any business in which they or any affiliate of theirs has a substantial ownership or joint venture interest;

(ii) “engaging in competition with AT&T” shall mean, while employed by AT&T or any of its Subsidiaries, or within two (2) years after Participant’s Termination of Employment, engaging by the Participant in any business or activity in all or any portion of the same geographical market where the same or substantially similar business or activity is being carried on by an Employer Business.  “Engaging in competition with AT&T” shall not include owning a non-substantial publicly traded interest as a shareholder in a business that competes with an Employer Business.  “Engaging in competition with AT&T” shall include representing or providing consulting services to, or being an employee of, any person or entity that is engaged in competition with any Employer Business or that takes a position adverse to any Employer Business.

(iii) “engaging in conduct disloyal to AT&T” means, while employed by AT&T or any of its Subsidiaries, or within two (2) years after Participant’s Termination of Employment, (i) soliciting for employment or hire, whether as an employee or as an independent contractor, for any business in competition with an Employer Business, any person employed by AT&T or any of its Subsidiaries during the one (1) year prior to the Participant’s Termination of Employment, whether or not acceptance of such position would constitute a breach of such person’s contractual obligations to AT&T or any of its Subsidiaries; (ii) soliciting, encouraging, or inducing any vendor or supplier with which Participant had business contact on behalf of any Employer Business during the two (2) years prior to the Participant’s Termination of Employment (regardless of the reason for that termination) to terminate, discontinue, renegotiate, reduce, or otherwise cease or modify its relationship with AT&T or any of its Subsidiaries; or (iii) soliciting, encouraging, or inducing any customer or active prospective customer with whom Participant had business contact, whether in person or by other media (“Customer”), on behalf of any Employer Business during the two (2) years prior to the Participant’s Termination of Employment (regardless of the reason for that termination), to terminate, discontinue, renegotiate, reduce, or otherwise cease or modify its relationship with any Employer Business, or to purchase competing goods or services from a business competing with any Employer Business, or accepting or servicing business from such Customer on behalf of himself or any other business.  “Engaging in conduct disloyal to AT&T” shall also mean, disclosing Confidential Information to any third party or using Confidential Information, other than for an Employer Business, or failing to return any Confidential Information to the Employer Business following termination of employment.

(iv) “Confidential Information” shall mean all information belonging to, or otherwise relating to, an Employer Business, which is not generally known, regardless of the manner in which it is stored or conveyed to Participant, and which the Employer Business has taken reasonable measures under the circumstances to protect from unauthorized use or disclosure.  Confidential Information includes trade secrets as well as other proprietary knowledge, information, know-how, and non-public intellectual property rights, including unpublished or pending patent applications and all related patent rights, formulae, processes, discoveries, improvements, ideas, conceptions, compilations of data, and data, whether or not patentable or copyrightable and whether or not it has been conceived, originated, discovered, or developed in whole or in part by Participant.  For example, Confidential Information includes, but is not limited to, information concerning the Employer Business’ business plans, budgets, operations, products, strategies, marketing, sales, inventions, designs, costs, legal strategies, finances, employees, customers, prospective customers, licensees, or licensors; information received from third parties under confidential conditions; or other valuable financial, commercial, business, technical or marketing information concerning the Employer Business, or any of the products or services made, developed or sold by the Employer Business.  Confidential Information does not include information that (i) was generally known to the public at the time of disclosure; (ii) was lawfully received by Participant from a third party; (iii) was known to Participant prior to receipt from the Employer Business; or (iv) was independently developed by Participant or independent third parties; in each of the foregoing circumstances, this exception applies only if such public knowledge or possession by an independent third party was without breach by Participant or any third party of any obligation of confidentiality or non-use, including but not limited to the obligations and restrictions set forth in this Plan.

(c) Equitable Relief.  The parties recognize that any Participant’s breach of any of the covenants in this section will cause irreparable injury to the AT&T, will represent a failure of the consideration under which AT&T (in its capacity as creator and sponsor of the Plan) agreed to provide the Participant with the opportunity to receive Plan benefits, and that monetary damages would not provide AT&T with an adequate or complete remedy that would warrant AT&T’s continued sponsorship of the Plan (including the accrual or granting of Share Units, Matching Share Units and Options) for all Participants.  Accordingly, in the event of a Participant’s actual or threatened breach of the covenants in this section, the Committee, in addition to all other rights and acting as a fiduciary under ERISA on behalf of all Participants, shall have a fiduciary duty (in order to assure that AT&T receives fair and promised consideration for its continued Plan sponsorship and funding) to seek an injunction restraining the Participant from breaching the covenants in this Section.  AT&T shall pay for any Plan expenses that the Committee incurs hereunder, and shall be entitled to recover from the Participant its reasonable attorneys’ fees and costs incurred in obtaining such injunctive remedies.

(d) Uniform Enforcement.  In recognition of AT&T’s need for nationally uniform standards for the Plan administration, it is an absolute condition in consideration of any Participant’s ability to make Employee Contribution elections under Section 4.1 of this Plan after September 1, 2009, that each and all of the following conditions apply to all such electing Participants:

(i) ERISA shall control all issues and controversies hereunder, and the Committee shall serve for purposes hereof as a “fiduciary” of the Plan and its “named fiduciary” within the meaning of ERISA.

(ii) All litigation between the parties relating to this section shall occur in federal court, which shall have exclusive jurisdiction; any such litigation shall be held in the United States District Court for the Northern District of Texas, and the only remedies available with respect to the Plan shall be those provided under ERISA.

8.4           Unsecured General Creditor.

Participants and their beneficiaries, heirs, successors, and assigns shall have no legal or equitable rights, interest, or claims in any property or assets of any Employer.  No assets of any Employer shall be held under any trust for the benefit of Participants, their beneficiaries, heirs, successors, or assigns, or held in any way as collateral security for the fulfilling of the obligations of any Employer under this Plan.  Any and all of each Employer’s assets shall be, and remain, the general, unpledged, unrestricted assets of such Employer.  The only obligation of an Employer under the Plan shall be merely that of an unfunded and unsecured promise of AT&T to make distributions under and in accordance with the terms of the Plan.

8.5           Non-Assignability.

Neither a Participant nor any other person shall have any right to commute, sell, assign, transfer, pledge, anticipate, mortgage, or otherwise encumber, transfer, hypothecate or convey in advance of actual receipt, any Cash Deferral Account under the Plan, if any, or any part thereof, which are, and all rights to which are, expressly declared to be unassignable and non-transferable.  No part of  a distributable Cash Deferral Account shall, prior to actual distribution, be subject to seizure or sequestration for the payment of any debts, judgments, alimony or separate maintenance owed by a Participant or any other person, nor be transferable by operation of law in the event of a Participant’s or any other person’s bankruptcy or insolvency.

8.6           Employment Not Guaranteed.

Nothing contained in this Plan nor any action taken hereunder shall be construed as a contract of employment or as giving any employee any right to be retained in the employ of an Employer or to serve as a director.

8.7           Errors.

At any time AT&T or an Employer may correct any error made under the Plan without prejudice to AT&T or any Employer.  Neither AT&T nor any Employer shall be liable for any damages resulting from failure to timely allow any contribution to be made to the Plan or for any damages resulting from the correction of, or a delay in correcting, any error made under the Plan.  In no event shall AT&T or any Employer be liable for consequential or incidental damages arising out of a failure to comply with the terms of the Plan.

8.8           Captions.

The captions of the articles, sections, and paragraphs of this Plan are for convenience only and shall not control nor affect the meaning or construction of any of its provisions.

8.9           Governing Law.

To the extent not preempted by Federal law, the Plan, and all benefits and agreements hereunder, and any and all disputes in connection therewith, shall be governed by and construed in accordance with the substantive laws of the State of Texas, without regard to conflict or choice of law principles which might otherwise refer the construction, interpretation or enforceability of this Plan to the substantive law of another jurisdiction.

Because benefits under the Plan are granted in Texas, records relating to the Plan and benefits thereunder are located in Texas, and the Plan and benefits thereunder are administered in Texas, AT&T and the Participant under this Plan, for themselves and their successors and assigns, irrevocably submit to the exclusive and sole jurisdiction and venue of the state or Federal courts of Texas with respect to any and all disputes arising out of or relating to this Plan, the subject matter of this Plan or any benefits under this Plan, including but not limited to any disputes arising out of or relating to the interpretation and enforceability of any benefits or the terms and conditions of this Plan.  To achieve certainty regarding the appropriate forum in which to prosecute and defend actions arising out of or relating to this Plan, and to ensure consistency in application and interpretation of the Governing Law to the Plan, the parties agree that (a) sole and exclusive appropriate venue for any such action shall be an appropriate Federal or state court in Dallas County, Texas, and no other, (b) all claims with respect to any such action shall be heard and determined exclusively in such Texas court, and no other, (c) such Texas court shall have sole and exclusive jurisdiction over the person of such parties and over the subject matter of any dispute relating hereto and (d) that the parties waive any and all objections and defenses to bringing any such action before such Texas court, including but not limited to those relating to lack of personal jurisdiction, improper venue or forum non conveniens.

8.10           Plan to Comply with Section 409A.

In the event any provision of this Plan is held invalid, void, or unenforceable, the same shall not affect, in any respect whatsoever, the validity of any other provision of this Plan.  Notwithstanding any provision to the contrary in this Plan, each provision in this Plan shall be interpreted to permit the deferral of compensation in accordance with Section 409A of the Code and any provision that would conflict with such requirements shall not be valid or enforceable.

8.11           Successors and Assigns.

This Plan shall be binding upon AT&T and its successors and assigns.